Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT made effective as of the 1st day of January, 2015 (the “Effective Date”) by and between E. STEPHEN LILLY, hereinafter referred to as “Executive,” and FIRST COMMUNITY BANCSHARES, INC., hereinafter referred to as “the Corporation.”

WITNESSETH

WHEREAS, the Corporation is a bank holding company which wholly owns the subsidiary bank, First Community Bank (the “Bank”) and other Affiliates (defined below);

WHEREAS, Executive is currently employed as the Corporation’s Chief Operating Officer and the Bank’s Executive Vice President and Chief Operating Officer; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) recognizes the significant contributions which Executive has made to the Corporation during Executive’s tenure, and believes it to be in the best interests of the Corporation to provide for stability in its senior management; and

WHEREAS, this Agreement amends, restates, supersedes and replaces all employment and/or similar agreements previously between Executive and the Corporation, the Bank or their Affiliates, if any.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and the benefits that have and will accrue to Executive from continued employment with the Corporation, as well as the payment of $300, Executive and the Corporation agree to the following terms of employment as follows:

1.           Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement.

(a)           Affiliate. “Affiliate” means all Persons and Entities, directly or indirectly, controlling, controlled by or under common ownership with the Corporation or the Bank where control is by management authority, equity ownership, contract or otherwise, including, without limitation, Greenpoint Insurance Group, Inc., First Community Insurance Services and First Community Wealth Management.

(b)           Cause. “Cause” means the termination of Executive’s employment by the Corporation prior to the expiration of the Term or any renewal term as a result of a finding by the Board (excluding Executive if s/he is a Board member) that any of the following have occurred: (i) Executive has engaged in or has directed others to engage in an act or omission, or series of actions, deemed to be fraudulent, dishonest or unlawful; (ii) any knowing and material breach of this Agreement by Executive; (iii) any knowing and material violation by Executive of corporate policies and procedures that result in damage to the business or reputation of the Corporation or its Affiliates, including, without limitation, the Corporation’s Standards of Conduct, or the Corporation’s or Affiliate’s policies prohibiting discrimination, harassment and/or retaliation; (iv) Executive has engaged in, or has directed others to engage in, a criminal act (other than a minor traffic offense) or other willful misconduct determined to be substantially detrimental to the best interests of the Corporation or any of its Affiliates; (v) knowing breach of fiduciary duty by Executive; (vi) Executive fails to follow the directions of the Board, is grossly neglectful of Executive’s duties or continues to fail to perform assigned duties, which are not cured within twenty-one (21) days after the Board provides written notice of the issue; or (vii) demonstrated incompetence of Executive.

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(c)           Change of Control. “Change of Control” means a “change in the ownership of the Corporation”, a “change in the effective control of the Corporation”, or a “change in the ownership of a substantial portion of the assets of the Corporation.”

A “change in the ownership of the Corporation” occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of stock of the Corporation that, together with stock already held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Corporation. However, if such Person or group owns more than 50% of the total fair market value or total voting power of the stock of the Corporation before a particular acquisition of stock, such acquisition shall not be considered to cause a “change in the ownership of the Corporation.”

A “change in the effective control of the Corporation” occurs when either (i) any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of such Corporation; or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election. To avoid any confusion, it shall not be deemed a change in effective control of the Corporation under Section (i) above if a Person (or group) already owns at least 30% of the voting power before acquiring additional stock of the Corporation.

A “change in the ownership of a substantial portion of the assets of the Corporation” occurs when one Person, or more than one Person acting as a group, acquires, during a 12-month period, assets that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition. An acquisition of assets shall not be considered a “change in the ownership of a substantial portion of the assets of the Corporation” if the assets acquired are purchased by (A) a shareholder of the Corporation in exchange for or with respect to Corporation stock; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total fair market value or voting power of all the outstanding stock of the Corporation; or (D) an entity, at least 50% of the total fair market value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

Notwithstanding anything to the contrary contained in this definition, whether an action or series of actions is deemed a Change of Control shall be determined consistent with and interpreted in accordance with Internal Revenue Code Section 409A and the regulations issued thereunder, including Treasury Regulation 1.409A-3.

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(d)           Competing Financial Services Organization. “Competing Financial Services Organization” means an entity unaffiliated with the Corporation that is engaged in the commercial, retail or mortgage banking or lending business, wealth management business, investment advisory business, trust service business, or insurance business that provides services and products that are the same as or competitive with the services and products offered by the Corporation, the Bank or any of their Affiliates) immediately prior to the Date of Termination or were approved to be offered within ninety (90) days of the Date of Termination.

(e)           Competitive Service or Product. “Competitive Service or Product” means those services or products offered by a Competing Financial Services Organization that are the same as or competitive with those services or products offered by the Corporation, the Bank or any of their Affiliates at the Date of Termination or which have been approved by the Corporation, the Bank or any of their Affiliates to be offered within ninety (90) days of the Date of Termination.

(f)           Confidential Information. “Confidential Information” means all information, technical or financial data, materials, computer records or data, trade secrets and/or know-how regarding the Corporation, the Bank and/or any of their Affiliates or their internal operations and plans that is treated as confidential by the Corporation, the Bank and/or their Affiliates, that is not generally known by persons not employed by the Corporation or its Affiliates, and that is not otherwise available to the public by lawful and proper means. Confidential Information also includes all information received from customers of the Bank or other Affiliates, along with the identity of and services provided to the customers, regardless of the manner which such information is conveyed or stored. Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of customers, business or marketing information that are developed by or for the Corporation or any Affiliate; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Corporation and/or its Affiliates, as well as the following non-public information regarding the employees of the Corporation and/or its Affiliates; Social Security numbers, date of birth, names of family members, home addresses and email addresses, telephone numbers, health-related information and compensation information. This definition applies to information generated by Executive or others who work for the Corporation or one of its Affiliates, as well as information received from a customer or another third party. For purposes of this definition, the term “not available to the public” shall include all information or material in the public domain by virtue of improper disclosure of such information or material by Executive. Notwithstanding the foregoing, information shall not be considered Confidential Information if (i) such information is already known to others not bound by a duty of confidentiality with respect thereto, (ii) such information is or becomes publicly available through no fault of Executive, or (iii) the furnishing or use of such information is compelled by or in connection with legal proceedings.

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(g)           Customer. “Customer” means a Person or Entity that has an account with, loan from, an investment or deposit with the Bank or any of its Affiliates, or that has received or used other financial or investment products or services from the Corporation, the Bank or any of their Affiliates at any time within the twelve (12) months immediately prior to the Date of Termination.

(h)           Date of Termination. “Date of Termination” means the date specified in the Notice of Termination or Executive’s date of Death as applicable. If either party fails to deliver a Notice of Termination, the Date of Termination means the last day of Executive’s employment with the Corporation.

(i)           Good Reason. “Good Reason” means Executive’s termination of employment with the Corporation as a result of (i) a material reduction in Executive’s duties, authorities, or reporting responsibilities, without Executive’s prior consent; (ii) the Corporation commits a material breach of this Agreement, including, without limitation, reducing Executive’s Base Salary, or failing to provide Executive with the compensation and benefits provided for under this Agreement; or (iii) excluding required travel on business for the Corporation to an extent substantially consistent with Executive’s present business obligations, (a) the Corporation or Bank requires Executive to move Executive’s principal location for work to a location that is fifty (50) miles or more from Bluefield, Virginia (measured by driving distance from the Corporation’s current headquarters); or (b) if the Executive’s principal location for work is more than fifty (50) miles from Bluefield, Virginia at the time a relocation is required by the Corporation or Bank, the Corporation or Bank requires Executive to move Executive’s principal location for work to any location other than Bluefield, Virginia. Notwithstanding the foregoing, no event described in the preceding sentence shall give rise to a termination for Good Reason unless Executive first gives the Corporation notice that such an event has occurred within the ninety (90) days immediately following the occurrence of such event, and the Corporation fails to cure the breach within fifteen (15) business days of such notice.

(j)           Person. “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits. For purposes of this Agreement, the term “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(k)           Prospect. “Prospect” means a business entity or individual who has not previously done business with the Corporation, the Bank or their Affiliates, but who had one or more communications with Executive within the six (6) months immediately before the end of employment with the Corporation where the business entity or individual applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with Executive about utilizing or obtaining service(s) and/or product(s) offered by the Corporation, the Bank or their Affiliates.

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(l)           Notice of Termination. The term “Notice of Termination” means any written notice that Executive’s employment is being terminated given by the Corporation or Executive for any reason which specifies a Date of Termination, which may be effective immediately.

(m)           Separation from Service. “Separation from Service” means the termination, whether voluntary or involuntary, of Executive’s employment with the Corporation for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of Executive’s employment and whether the Corporation and Executive intended for Executive to provide significant services for the Corporation following such termination. A termination of employment will not be considered a Separation from Service if the termination from employment is not considered a termination of employment under Treasury Regulation 1.409A-1(h)(1)(ii).

(n)           Specified Executive. Pursuant to Code Section 409A, a “Specified Executive means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation if any stock of the Corporation is publicly traded on an established securities market or otherwise.

2.           Employment and Term. The Corporation hereby hires Executive, and Executive hereby agrees to continue to serve as the Corporation’s Chief Operating Officer and the Bank’s Executive Vice President and Chief Operating Officer, with such duties as normally associated with these positions. Executive shall also serve in such additional offices for the Corporation, Bank and other Affiliates as the Board may specify. The term of employment under this Agreement shall begin on the Effective Date (each successive anniversary of the Effective Date is referred to herein as an “Anniversary Date”) and shall continue for a term of three (3) years (the “Term”). After expiration of the initial year of the Term, the Agreement shall automatically extend for an additional year, so that the Term will continue for a new three (3) year period from the time of the extension, unless the Board or Executive gives notice to the other party that the Term will not be extended no later than sixty (60) days prior to the first Anniversary Date. If either party gives timely notice that the Term will not be extended, then this Agreement shall terminate at the conclusion of its then remaining Term.

(a)           Duty of Loyalty. Executive is employed in a position that involves and requires a high level of trust and confidence and requires a significant time commitment. Executive agrees to act at all times with the highest degree of loyalty and integrity toward the Corporation, and shall devote his/her full attention, energies and best efforts on behalf of the Corporation, the Bank and their Affiliates, except as otherwise approved by the Board pursuant to Section 13(b) of this Agreement. Executive further agrees to comply with all policies, guidelines, rules and operating procedures adopted from time to time.

(b)           Outside Activities. In addition to activities approved by the Board pursuant to Section 13(b) of this Agreement, Executive may, after making a full disclosure of the material terms, serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement (as determined by the Board).

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(c)           Licenses and Legal Compliance. Executive shall be responsible to obtain and maintain any licenses or certifications which may be required for the performance of his/her duties and shall comply with all laws, regulations and rules that apply to the Corporation, the Bank and their Affiliates.

3.           Compensation and Benefits.

(a)           Base Salary. Executive’s Base Salary shall not be less than Two Hundred Fifty-Two Thousand Dollars ($252,000.00), subject to adjustment on each Anniversary Date of this Agreement (“Base Salary”). The annual adjustment to Base Salary, if any, shall be a discretionary increase deemed appropriate by the Board or one of its Committees in accordance with the prevailing salary administration practices of the Corporation. The Base Salary shall be paid in accordance with the Corporation’s regular payroll during the Term, and if applicable, during the severance pay period, less all required payroll taxes and authorized withholdings.

(b)           Incentive Compensation. Executive shall be eligible to be considered for incentive compensation, if any, in an amount determined appropriate by the Corporation based upon the recommendation of the Compensation and Retirement Committee and an annual evaluation of achievement of key objectives as may be established from time to time by such Committee.

(c)           Vacation. Executive shall be entitled to accrued vacation of four (4) weeks per year during the Term. In the event Executive does not use all four (4) weeks each year, the unused vacation days will not carry over into the next succeeding year. Executive shall not be entitled to receive any additional compensation for failure to take any vacation.

(d)           Benefits. Executive shall be entitled to participate, on the same basis as other members of senior management, in all welfare, retirement and/or pension benefit plans that the Corporation establishes and makes available to all employees, including but not limited to First Community Bank KSOP. Executive may be considered for perquisite benefits and participation in other executive welfare, retirement, pension benefit or other plans (such as the Corporation’s SERP), however, Executive acknowledges that Executive is not entitled to such perquisites and is not entitled to participate in such plans except as specifically approved in writing by the Board.

(e)           Expenses. The Corporation shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Corporation, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board.

4.           Termination for Death or for Cause. The Corporation may terminate the employment of Executive prior to the expiration of the Term or any renewals, upon Executive’s death or for Cause as set forth in this Section.

(a)           Death. Executive’s employment shall terminate automatically upon Executive’s death. Upon Executive’s death, the Corporation shall pay Executive’s estate Executive’s full Base Salary through the date of Executive’s death. Executive’s estate and heirs will be entitled to apply for and receive whatever plan benefits might be in place at the time of Executive’s death. Further, Executive’s eligible dependents shall have the right to continue their health insurance coverage under COBRA.

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(b)           Cause. The Corporation may at any time, and without prior notice, terminate Executive’s employment upon a finding of Cause. In the event the Corporation terminates Executive’s employment for Cause, then Executive’s right to receive any further compensation or benefits from the Corporation shall cease immediately as of the Date of Termination.

5.           Termination for Disability. If, as a result of Executive’s incapacity due to an accident or physical or mental illness, Executive is substantially unable to perform Executive’s duties due to such physical or mental impairment, even with reasonable accommodation, for more than twenty (20) weeks, whether or not consecutive, in any twelve (12) month period, then the Corporation shall have the right to terminate Executive’s employment for “Permanent Disability” before the end of the applicable Term. The determination of whether Executive has a “Permanent Disability” shall be made by the Board after receiving a report from a physician or psychiatrist selected by the Board. In the event that Executive is Separated from Service as a result of “Permanent Disability” during the Term, Executive shall receive a lump sum payment equal to (90) days of Executive’s then applicable Base Salary. The payment shall be made within sixty (60) days after the Date of Termination.

After Executive’s Separation from Service as a result of “Permanent Disability,” the Corporation shall reimburse Executive, after receipt of reasonable documentation, for any premiums Executive pays for continuing insurance coverage to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) for a period of six (6) months from the date of Executive’s Permanent Disability.

6.           Termination Upon Expiration of Term. In the event that either the Corporation or Executive gives notice under Section 2 that the Term is not to be renewed but will terminate at the end of the then current Term, Executive’s employment, if not otherwise terminated under Sections 4 or 5, shall automatically terminate as of December 31 of the year in which the Term ends. In this situation, the Corporation shall not owe Executive any severance, subject only to the provisions of Section 10(a).

7.           Termination by Corporation Without Cause. In the event the Corporation desires to terminate Executive’s employment for any reason other than as set forth in Sections 4, 5 or 6, the Corporation may do so by providing at least thirty (30) days prior written notice, or in lieu thereof, may relieve Executive of all duties and place Executive on a thirty (30) day paid administrative leave. Upon the Separation of Service or the Date of Termination, and subject to the provisions of Section 7(a), the Corporation shall pay Executive severance in the form of continuing to pay Executive’s Base Salary for the balance of the existing term of this Agreement (for purposes of this Section 7, the “Remaining Term”). In addition, the Corporation shall maintain and continue to provide to Executive health, dental, accident and disability insurance and other Executive benefit plans, programs and arrangements in which Executive was entitled to participate under Section 3(d) immediately prior to the Date of Termination (excluding (a) any stock option or other stock compensation, (b) any bonus or incentive compensation of the Corporation, (c) any retirement benefit plan contributions, (d) any vehicle allowance, and (e) any social or professional club dues) until the earlier of (i) the expiration of the Remaining Term; (ii) Executive commences full-time employment with another employer or commences self-employment where Executive will earn compensation on an annualized basis that is 75% or more of the Base Salary as of the Date of Termination; or (iii) the date on which the Corporation determines that the Executive has violated any provisions of Sections 13-16 of this Agreement.

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(a)           Preconditions. The payment of any amounts due under this Section 7 and Section 8 below, if applicable, shall be subject to and conditioned upon prior receipt by the Corporation of a separation agreement containing a valid waiver and release by Executive, in a form provided by the Corporation, of any and all claims Executive may have against the Corporation, the Bank and their Affiliates, or their then current or former officers, directors, or employees. Further, Executive must reaffirm and comply with the restrictions contained in Sections 13-16 this Agreement which survive termination of employment.

(b)           Alternative Benefit. Notwithstanding the foregoing, if the Corporation terminates the employment of Executive under Section 6 (above) or without Cause under this Section 7 in connection with, or within thirty-six (36) months after, a Change of Control and there is a Separation from Service, then Executive shall be eligible to receive the benefits provided by Section 10(a) but will not receive benefits under Section 7(a).

8.           Termination by Executive for Good Reason. If, in the absence of a Change of Control, Executive terminates his/her employment under this Agreement for Good Reason and is Separated from Service, Executive shall be entitled to severance and benefits as if Executive were terminated by the Corporation without Cause under Section 7. If, within three (3) years of a Change of Control, Executive terminates his/her employment under this Agreement for Good Reason and is Separated from Service, Executive shall be entitled to severance and benefits as if Executive were terminated by the Corporation without Cause under Section 10.

9.           Voluntary Termination by Executive. Except in the case of termination for Good Reason, in the event that Executive terminates or resigns from his/her employment with the Corporation prior to or in connection with the expiration of the Term (and any renewals thereof), then the Corporation shall have no obligation to pay Executive severance benefits of any kind. If Executive elects to resign or terminate employment prior to the expiration of the Term, other than pursuant to Section 8, Executive shall give the Corporation thirty (30) days prior written notice. Upon receipt of such notice, the Corporation may relieve Executive of his/her duties, in whole or in part, prior to the expiration of the notice period, and his/her right to receive compensation shall end on his/her last day of employment.

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10.          Change of Control.

(a)           Severance Benefit following a Change of Control. If within three (3) years after a Change of Control, Executive is Separated from Service either because (i) the Corporation elects not to renew the Agreement under Section 2, (ii) the Corporation terminates Executive’s employment without Cause under Section 7, (iii) Executive terminates his/her employment for Good Reason under Section 8, or (iv) the Executive terminates his/her employment because of Forced Relocation (as defined herein), then the Corporation shall pay Executive severance in the form of continued payment of Executive’s Base Salary and providing all other compensation benefits of a like kind and value as in effect at the time of a Change of Control, or on the Date of Termination, whichever is greater, for a period of thirty-six (36) months after the Date of Termination. The payment of benefits under Section 10(a) is subject to each of the following: (i) Executive’s providing the release required under Section 10(b), (ii) compliance with the tax provisions of Section 10(c) and Section 12 (below), and (iii) compliance with the provisions of Sections 13-16 of this Agreement and shall be in lieu of any other severance and/or benefits that might otherwise be due to Executive under Sections 6, 7 or 8. No payments under this Section 10(a) shall be due if Executive is terminated under Sections 4, 5 or 9. The benefits provided by Section 10(a) will not be available to the Executive if there is a Separation from Service prior to the Change of Control, or if the Separation from Service occurs following expiration of 36 months following the Change of Control. A “Forced Relocation” shall be deemed to have occurred at any time during the three (3) years after a Change of Control, if the Executive receives a notice from the Corporation or Bank to move Executive’s principal location for work to a location that is fifty (50) miles or more from Executive’s then principal location for work and the Executive does not voluntarily consent to the relocation. To exercise his right to terminate under Section 10(a)(iv), the Executive must give written notice of termination within sixty (60) days after receiving notice of the proposed relocation and if the Corporation or Bank does not rescind the relocation requirement within ten (10) days of receipt of the Executive’s notice, then the Executive’s employment will terminate thirty (30) days after the notice of termination is sent.

(b)           Preconditions. The payment of any amounts due under this Section 10, if applicable, shall be subject to and conditioned upon prior receipt by the Corporation of a separation agreement containing a valid waiver and release by Executive, in a form provided by the Corporation, of any and all claims Executive may have against the Corporation, the Bank and their Affiliates, or their then current or former officers, directors, or employees. Further, Executive must reaffirm and abide by the restrictions contained in this Agreement which survive termination of employment.

(c)           Tax Issues. If the payments and benefits pursuant to Section 10 hereof, either alone or together with other payments and benefits which Executive has the right to receive from the Corporation, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Corporation pursuant to this Section 10 shall be reduced, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Corporation under this Section 10 being non-deductible to the Corporation pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to this Section 10(c) shall be based upon the opinion of the Corporation’s independent public accountants and the fee for such calculation shall be borne by the Corporation. Such accountants shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries such as accountants deemed necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 10.

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11.         Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation to Executive shall be subject to the withholding of such amounts relating to taxes as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.

12.         Compliance with Code Section 409A.

(a)           General. It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to avoid the application of such taxes and interest.

(b)           Delayed Payments. Notwithstanding any provision in this Agreement to the contrary, as needed to comply with Section 409A, if Executive is a “specified employee” (within the meaning of Section 409A), payments due under Sections 6, 7, 8, or 10 above shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Executive’s Separation from Service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Executive’s Separation from Service (or, if earlier, the date of Executive’s death).

(c)           Treatment as Separation Pay. This Section 12 shall not apply to the extent such payments can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, cash payments to Executive pursuant to Section 5, 7, 8 and 10 shall be considered first to come from separation pay.

13.         Loyalty Obligations. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Corporation, Executive will develop substantial expertise and knowledge with respect to all aspects of the Corporation’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Corporation and to Confidential Information. Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of Executive’s employment by or continued employment with the Corporation:

(a)           Confidential Information.

(i)           Confidential Information. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use or disclose (except for the benefit of the Corporation and to fulfill Executive’s employment obligations) to any Person, business or other Entity, without authorization of the Corporation, any Confidential Information of the Corporation, the Bank or their Affiliates.

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(ii)         Third Party Information. Executive recognizes that the Corporation, the Bank and their Affiliates have received, and in the future will receive, information from third parties that the third party considers to be confidential or proprietary information and which is, or may be, subject to a duty on the part of the Corporation, the Bank or their Affiliates not to disclose to others and to restrict its use only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any Person or Entity to use it except as necessary in carrying out Executive’s work for the Corporation consistent with the obligations of the Corporation or Affiliates to such third party.

(iii)        Work Product. Executive acknowledges that all discoveries, inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Corporation, the Bank or their Affiliates, and all research and development regarding existing or future products or services which are conceived, developed or made by Executive while employed (“Work Product”) belong to the Corporation, the Bank and their Affiliates (as applicable). Executive hereby assigns, without further compensation, any and all rights, title or interest Executive has or may have in such Work Product to the Corporation, the Bank or their Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Corporation and perform all actions reasonably requested by the Corporation (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(b)           Conflicting Employment. Unless otherwise specifically approved by the Board after full disclosure in writing, during the Term (including the renewals), (i) Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Corporation, the Bank or their Affiliates are now involved or become involved during Executive’s employment; and (ii) Executive shall not engage in any other activities that conflict with the business of the Corporation, the Bank or their Affiliates or that materially interfere with Executive’s ability to devote the time necessary to fulfill Executive’s obligations to the Corporation.

(c)           Returning Property. On the Date of Termination, if not previously requested sooner than that date, Executive shall return to the Corporation (and will not keep copies in Executive’s possession, recreate or deliver to anyone else) any and all Work Product, devices, records, data, computer files, records or disks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others pursuant to or during Executive’s employment or otherwise belonging to the Corporation, the Bank or their Affiliates and their respective successors or assigns regardless of the form in which such information or documents are stored.

(d)           Notification of New Employer. In the event that Executive leaves the employ of the Corporation and begins employment elsewhere, Executive agrees the Corporation may send notice to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor or manager) informing the new employer about Executive’s loyalty obligations and restrictions contained in this Agreement.

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(e)           Post-Employment Duty of Cooperation. By virtue of Executive’s employment, Executive will know information, including but not limited to Confidential Information, that is or may be material to and necessary for the Corporation, the Bank and/or its Affiliates to appropriately and successfully conclude matters that involve third parties. As a result, following termination of employment (regardless of the circumstances) Executive agrees to assist, and cooperate fully with, the Corporation, the Bank and their Affiliates upon reasonable request, and to do so voluntarily (without legal compulsion) when such matters arise. This duty of cooperation is intended to allow the Corporation to meet its legal obligations and satisfactorily conclude matters in a manner that achieves the best result possible for the Corporation, the Bank and their Affiliates. The matters on which cooperation may be requested include, but is not limited to, the actual or contemplated defense, prosecution, or investigation of claims involving the Corporation, Bank or an Affiliate, and a third party (including employees who may assert claims) as well as responding to any other civil, criminal, administrative or investigative action, suit, proceeding, or inquiry, whether formal or informal, by a federal, state, or law enforcement or regulatory department, agency or authority, where the matter arises from or is related to events, acts, or omissions involving or pertaining to the operations, activities, employees or customers of the Corporation, the Bank and their Affiliates that occurred during the period of Executive’s employment by the Corporation (“Third Party Claims”). The Executive’s duty to cooperate includes, without limitation, Executive making himself or herself reasonably available upon reasonable notice, without subpoena, to meet with the Corporation, the Bank, an Affiliate and/or their counsel to provide complete, truthful and accurate information in interviews, depositions, and trial testimony as well as other related support activity. If the Executive provides cooperation under this Section 13(e) during a period in which the Corporation is paying severance pay to the Executive, then the Corporation will only reimburse the Executive for all out-of-pocket travel expenses reasonably incurred at the Corporation’s request. If the cooperation provided occurs when no severance pay is due the Executive, then in addition to reimbursing the Executive for out-of-pocket travel expenses, the Corporation will also reimburse Executive for his time expended on the Corporation’s behalf at a rate of $400/day, or a pro-rata portion thereof. The Corporation will make reasonable efforts to accommodate the scheduling needs of Executive so as to avoid, to the maximum extent possible, interference with the Executive’s then current duties and responsibilities.

(f)           Clarification. Nothing in this Section 13 or this Agreement shall be construed to interfere with, restrict or allow any retaliation against the Executive or his/her right to make disclosures, reports or complaints as authorized, permitted or required by federal or state law, including without limitation pursuant to the provisions of the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

14.         Non-Solicitation Restriction. During employment with the Corporation and for the twenty-four (24) month period that immediately follows the Date of Termination, or such time period as the Corporation is obligated to pay severance benefits under this Agreement (whichever is longer), Executive shall not unfairly compete with the Corporation (which for purposes of this Section 14 shall include the Corporation, the Bank and all of their Affiliates) by attempting to disrupt business relationships that the Corporation, the Bank or their Affiliates have with either: (i) a Customer (see Section 1(g)) with whom Executive either had communications within the eighteen (18) months prior to the Date of Termination, or as to which Executive received Confidential Information during that eighteen (18) month period, or (ii) a Prospect (see Section 1(k)).

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In this regard, Executive shall refrain during the restricted period from engaging in any of the following activities, whether Executive alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(1)         Attempting to disrupt or interfere with the business relationship with a Customer (as limited above) by directly or indirectly requesting, suggesting, encouraging or advising that Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Corporation, the Bank or their Affiliates.

(2)         Solicit the business of a Customer (as limited above) by communicating directly with that Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product.

(3)         Solicit the business of a Prospect by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product with the intent to limit, interfere with or divert the Prospect’s business away from the Corporation, the Bank or their Affiliates.

15.         Non-Compete Restriction. At all times during employment and for the twenty-four (24) month period that immediately follows the Date of Termination, or such time period as the Corporation is obligated to pay severance benefits under this Agreement to Executive (whichever is longer), Executive shall not accept employment with or provide services to or on behalf of any Competing Financial Services Organization if (i) the position held or the services to be performed by Executive involve the same or substantially similar duties and responsibilities as those performed by Executive on behalf of the Corporation during Executive’s last eighteen (18) months of employment with the Corporation, or (ii) Executive is providing consulting, advisory or contract services (whether as a director, officer, independent contractor, member, owner or shareholder) related to the design, development, marketing or delivery of Competitive Services or Products that are intended to be directly competitive with offerings by the Corporation, the Bank or their Affiliates.

(a)           Clarification. This restrictive covenant applies only if (a) the Competing Financial Services Organization operates, or is seeking to open one or more branch facilities, within a fifty (50) mile radius of the Corporation’s headquarters or within a twenty-five (25) mile radius of any facility operated by the Corporation, the Bank or their Affiliates where it offers commercial, retail or mortgage banking, or lending, investment or insurance services and products to the public (“Restricted Territory”), and (b) Executive will be performing services for the Competing Financial Services Organization in the Restricted Territory, or will be supervising others who will be offering or providing Competitive Services or Products in the Restricted Territory on behalf of the Competing Financial Services Organization.

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(b)           Limitation. Nothing in this Section shall prevent Executive from owning stock in a publicly traded company that offers Competitive Services or Products in the areas serviced by the Corporation, the Bank or their Affiliates, provided Executive’s ownership constitutes less than five percent (5%) of the outstanding shares of the publicly traded company.

16.         Anti-Piracy Restriction. At all times during employment with the Corporation, and for twelve (12) months immediately after the Date of Termination (regardless of the circumstances), Executive shall refrain from inducing, soliciting or encouraging a Key Employee of the Corporation, the Bank or their Affiliates to quit employment with the intent, hope or purpose of having the Key Employee join a Competing Financial Services Organization in a similar capacity, if that competitive organization has customer service facilities located within a twenty-five (25) mile radius of any of the Corporation’s facilities. As used in this Section 16, “Key Employee” means anyone who holds a position of Vice President or higher with the Corporation, the Bank or their Affiliates or any individuals who have reported to, or worked directly with, the Executive within the last six (6) months of Executive’s employment with the Corporation.

17.         Enforcement. Executive acknowledges that the restrictive covenants set forth above in Sections 13, 14, 15 and 16 are reasonable and necessary in order to protect the legitimate business interests of the Corporation, the Bank and their Affiliates, and that a violation of any of those covenants will result in irreparable injury. In the event of a breach or a threatened breach of this Agreement, in addition to all other remedies (legal or equitable), the Corporation shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Executive from violating one or more of these restrictions. If litigation is filed which relates to or arises under this Section 17, then in addition to all other remedies, the Corporation shall be entitled to recover its attorneys’ fees, costs and expenses incurred in connection with the litigation (including all appeals), as well as the Corporation’s pre-litigation efforts to prevent a breach, to enforce the Agreement, or to seek redress for a breach. Nothing contained herein shall be construed as limiting or prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. Should an injunction be issued, Executive waives the right to require that the court require a bond to be posted in excess of $1,000.00.

18.         Notice of Termination. Any purported termination of Executive’s employment under this Agreement (whether by the Corporation or by Executive) shall be delivered in writing by a Notice of Termination to the non-terminating party.

19.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, then the offending provision shall be stricken from this Agreement, the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.

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21.         Construction. The parties agree that the traditional rule that often applies whereby an ambiguity in a contract is construed against the drafter shall not apply to this Agreement.

22.         Forum Selection. The parties agree that the exclusive jurisdiction for any lawsuit related to or arising under this Agreement shall be in the Circuit Court for Tazewell County, Virginia or the United States District Court for the Western District of Virginia. Executive consents to the jurisdiction of these courts, and waives any objection to jurisdiction and venue which Executive otherwise may have to this venue for any such lawsuit.

23.         Applicable Law. This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of law provisions.

24.         Survival. Subject to any limits on applicability contained therein, the provisions of Sections 11-17 and 20-27 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement. Likewise, in the event that the Corporation is obligated to make payments to Executive under this Agreement, and Executive dies before all such payments are made, then the Corporation shall make the balance of those payments to Executive’s estate.

25.         Successors and Assigns.

(a)           Corporation. This Agreement shall bind and inure to the benefit of and be enforceable by the Corporation and its successors or assigns. In the event that a transaction is contemplated that will, upon consummation, result in a Change of Control, then in connection with the closing of such transaction, the Corporation shall require as a condition of approval of the transaction that the surviving or successor entity execute an agreement, in a form and substance acceptable to Executive, to expressly assume and agree to honor and perform this Agreement as if the Corporation were still bound.

(b)           Executive. This Agreement shall inure to the benefit and be enforceable by Executive, Executive’s personal and legal representatives, and Executive’s executors, administrators, heirs, successors and assigns. Notwithstanding the foregoing, Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board.

26.         Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Notices to the Executive shall be sent to the Executive’s then current address in accordance with the Corporation’s books and records. Notices to the Corporation shall be sent to:

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First Community Bancshares, Inc.

Attn: Chairman, Board of Directors

One Community Place

P.O. Box 989

Bluefield, VA 24605

Notwithstanding the foregoing, each party shall send notices to another address or to the attention of another person as the receiving party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

27.         Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes any and all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements. To the extent that a separate agreement currently exists which grants Executive stock options or other incentive or deferred compensation, those agreements remain in full force and effect, except to the extent that those agreements contain restrictive covenants in which case the provisions of Sections 13-16 shall be deemed applicable and replace all such similar provisions.

28.         Document Review. The Corporation and Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or Executive has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AMENDED AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE CORPORATION AND THAT HE OR SHE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

[Remainder of Page Intentionally Blank; Signatures Follow]

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WITNESS the following signatures as of the date first written above:

FIRST COMMUNITY BANCSHARES, INC.

By:
Chairman of the Board

EXECUTIVE:

E. Stephen Lilly
Chief Operating Officer, First Community
Bancshares, Inc.
Executive Vice President & Chief Operating
Officer, First Community Bank

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